UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13G


                    UNDER THE SECURITIES EXCHANGE ACT OF 1934
                               (Amendment No. __)*


                         Objective Communications, Inc.
                                (Name of Issuer)


                         Common Stock, $0.01 par value
                         (Title of Class of Securities)

                                   674421201

                                 (CUSIP Number)

                                 June 15, 1999
            (Date of Event Which Requires Filing of this Statement)


     Check the  appropriate  box to  designate  the rule  pursuant to which this
Schedule is filed:

          [_]  Rule 13d-1(b)

          [X]  Rule 13d-1(c)

          [_]  Rule 13d-1(d)


----------
* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

     The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 (the "Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


                                     1 of 33

CUSIP No. 674421201                     13G


________________________________________________________________________________
1.   NAMES OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

     Applewood Associates, L.P.

________________________________________________________________________________
2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
                                                                 (a)  [_]
                                                                 (b)  [_]

________________________________________________________________________________
3.   SEC USE ONLY



________________________________________________________________________________
4.   CITIZENSHIP OR PLACE OF ORGANIZATION

     New York

________________________________________________________________________________
  NUMBER OF    5.   SOLE VOTING POWER

   SHARES           195,000 shares                                  2.5%
               _________________________________________________________________
BENEFICIALLY   6.   SHARED VOTING POWER

  OWNED BY          0 shares                                                  0%
               _________________________________________________________________
    EACH       7.   SOLE DISPOSITIVE POWER

  REPORTING         195,000 shares                                          2.5%
               _________________________________________________________________
   PERSON      8.   SHARED DISPOSITIVE POWER

    WITH            0 shares                                                  0%
________________________________________________________________________________
9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     195,000 shares

________________________________________________________________________________
10. CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)

                                                                          [_]

________________________________________________________________________________
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

     2.5%

________________________________________________________________________________
12.  TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

     PN

________________________________________________________________________________



                                     2 of 33

CUSIP No. 674421201                    13G


________________________________________________________________________________
1.   NAMES OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

     Applewood Capital Corp.

________________________________________________________________________________
2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
                                                                 (a)  [_]
                                                                 (b)  [_]

________________________________________________________________________________
3.   SEC USE ONLY



________________________________________________________________________________
4.   CITIZENSHIP OR PLACE OF ORGANIZATION

     New York

________________________________________________________________________________
  NUMBER OF    5.   SOLE VOTING POWER

   SHARES           0 shares                                                  0%
               _________________________________________________________________
BENEFICIALLY   6.   SHARED VOTING POWER

  OWNED BY          195,000 shares                                          2.5%
               _________________________________________________________________
    EACH       7.   SOLE DISPOSITIVE POWER

  REPORTING         0 shares                                                  0%
               _________________________________________________________________
   PERSON      8.   SHARED DISPOSITIVE POWER

    WITH            195,000 shares                                          2.5%
________________________________________________________________________________
9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     195,000 shares

________________________________________________________________________________
10. CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)

                                                                          [_]

________________________________________________________________________________
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

     2.5%

________________________________________________________________________________
12.  TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

     CO

________________________________________________________________________________



                                     3 of 33

CUSIP No. 674421201                    13G


________________________________________________________________________________
1.   NAMES OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

     Barry Rubenstein

________________________________________________________________________________
2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
                                                                 (a)  [_]
                                                                 (b)  [_]

________________________________________________________________________________
3.   SEC USE ONLY



________________________________________________________________________________
4.   CITIZENSHIP OR PLACE OF ORGANIZATION

     United States

________________________________________________________________________________
  NUMBER OF    5.   SOLE VOTING POWER

   SHARES           162,000 shares                                          2.0%
               _________________________________________________________________
BENEFICIALLY   6.   SHARED VOTING POWER

  OWNED BY          606,000 shares                                          7.6%
               _________________________________________________________________
    EACH       7.   SOLE DISPOSITIVE POWER

  REPORTING         162,000 shares                                          2.0%
               _________________________________________________________________
   PERSON      8.   SHARED DISPOSITIVE POWER

    WITH            606,000 shares                                          7.6%
________________________________________________________________________________
9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     768,000 shares

________________________________________________________________________________
10. CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)

                                                                          [_]

________________________________________________________________________________
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

     9.7%

________________________________________________________________________________
12.  TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

     IN

________________________________________________________________________________



                                     4 of 33

CUSIP No. 674421201                    13G


________________________________________________________________________________
1.   NAMES OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

     Irwin Lieber

________________________________________________________________________________
2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
                                                                 (a)  [_]
                                                                 (b)  [_]

________________________________________________________________________________
3.   SEC USE ONLY



________________________________________________________________________________
4.   CITIZENSHIP OR PLACE OF ORGANIZATION

     United States

________________________________________________________________________________
  NUMBER OF    5.   SOLE VOTING POWER

   SHARES           0  shares                                                 0%
               _________________________________________________________________
BENEFICIALLY   6.   SHARED VOTING POWER

  OWNED BY          195,000 shares                                          2.5%
               _________________________________________________________________
    EACH       7.   SOLE DISPOSITIVE POWER

  REPORTING         0  shares                                                 0%
               _________________________________________________________________
   PERSON      8.   SHARED DISPOSITIVE POWER

    WITH            195,000 shares                                          2.5%
________________________________________________________________________________
9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     195,000 shares

________________________________________________________________________________
10. CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)

                                                                          [_]

________________________________________________________________________________
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

     2.5%

________________________________________________________________________________
12.  TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

     IN

________________________________________________________________________________



                                     5 of 33

CUSIP No. 674421201                    13G


________________________________________________________________________________
1.   NAMES OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

     Barry Fingerhut

________________________________________________________________________________
2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
                                                                 (a)  [_]
                                                                 (b)  [_]

________________________________________________________________________________
3.   SEC USE ONLY



________________________________________________________________________________
4.   CITIZENSHIP OR PLACE OF ORGANIZATION

     New York

________________________________________________________________________________
  NUMBER OF    5.   SOLE VOTING POWER

   SHARES           0  shares                                                 0%
               _________________________________________________________________
BENEFICIALLY   6.   SHARED VOTING POWER

  OWNED BY          195,000 shares                                          2.5%
               _________________________________________________________________
    EACH       7.   SOLE DISPOSITIVE POWER

  REPORTING         0  shares                                                 0%
               _________________________________________________________________
   PERSON      8.   SHARED DISPOSITIVE POWER

    WITH            195,000 shares                                          2.5%
________________________________________________________________________________
9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     195,000 shares

________________________________________________________________________________
10. CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)

                                                                          [_]

________________________________________________________________________________
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

     2.5%

________________________________________________________________________________
12.  TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

     IN

________________________________________________________________________________



                                     6 of 33

CUSIP No. 674421201                    13G


________________________________________________________________________________
1.   NAMES OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

     Seth Lieber

________________________________________________________________________________
2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
                                                                 (a)  [_]
                                                                 (b)  [_]

________________________________________________________________________________
3.   SEC USE ONLY



________________________________________________________________________________
4.   CITIZENSHIP OR PLACE OF ORGANIZATION

     United States

________________________________________________________________________________
  NUMBER OF    5.   SOLE VOTING POWER

   SHARES           0  shares                                                 0%
               _________________________________________________________________
BENEFICIALLY   6.   SHARED VOTING POWER

  OWNED BY          195,000 shares                                          2.5%
               _________________________________________________________________
    EACH       7.   SOLE DISPOSITIVE POWER

  REPORTING         0  shares                                                 0%
               _________________________________________________________________
   PERSON      8.   SHARED DISPOSITIVE POWER

    WITH            195,000 shares                                          2.5%
________________________________________________________________________________
9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     195,000 shares

________________________________________________________________________________
10. CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)

                                                                          [_]

________________________________________________________________________________
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

     2.5%

________________________________________________________________________________
12.  TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

     IN

________________________________________________________________________________



                                     7 of 33

CUSIP No. 674421201                    13G


________________________________________________________________________________
1.   NAMES OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

     Jonathan Lieber

________________________________________________________________________________
2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
                                                                 (a)  [_]
                                                                 (b)  [_]

________________________________________________________________________________
3.   SEC USE ONLY



________________________________________________________________________________
4.   CITIZENSHIP OR PLACE OF ORGANIZATION

     United States

________________________________________________________________________________
  NUMBER OF    5.   SOLE VOTING POWER

   SHARES           0  shares                                                 0%
               _________________________________________________________________
BENEFICIALLY   6.   SHARED VOTING POWER

  OWNED BY          195,000 shares                                          2.5%
               _________________________________________________________________
    EACH       7.   SOLE DISPOSITIVE POWER

  REPORTING         0  shares                                                 0%
               _________________________________________________________________
   PERSON      8.   SHARED DISPOSITIVE POWER

    WITH            195,000 shares                                          2.5%
________________________________________________________________________________
9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     195,000 shares

________________________________________________________________________________
10. CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)

                                                                          [_]

________________________________________________________________________________
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

     2.5%

________________________________________________________________________________
12.  TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

     IN

________________________________________________________________________________



                                     8 of 33

CUSIP No. 674421201                    13G


________________________________________________________________________________
1.   NAMES OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

     Seneca Ventures

________________________________________________________________________________
2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
                                                                 (a)  [_]
                                                                 (b)  [_]

________________________________________________________________________________
3.   SEC USE ONLY



________________________________________________________________________________
4.   CITIZENSHIP OR PLACE OF ORGANIZATION

     New York

________________________________________________________________________________
  NUMBER OF    5.   SOLE VOTING POWER

   SHARES           105,000 shares                                          1.3%
               _________________________________________________________________
BENEFICIALLY   6.   SHARED VOTING POWER

  OWNED BY          468,000 shares                                          5.9%
               _________________________________________________________________
    EACH       7.   SOLE DISPOSITIVE POWER

  REPORTING         105,000 shares                                          1.3%
               _________________________________________________________________
   PERSON      8.   SHARED DISPOSITIVE POWER

    WITH            468,000 shares                                          5.9%
________________________________________________________________________________
9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     573,000 shares

________________________________________________________________________________
10. CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)

                                                                          [_]

________________________________________________________________________________
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

     7.2%

________________________________________________________________________________
12.  TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

     PN

________________________________________________________________________________


                                     9 of 33

CUSIP No. 674421201                    13G


________________________________________________________________________________
1.   NAMES OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

     Woodland Venture Fund

________________________________________________________________________________
2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
                                                                 (a)  [_]
                                                                 (b)  [_]

________________________________________________________________________________
3.   SEC USE ONLY



________________________________________________________________________________
4.   CITIZENSHIP OR PLACE OF ORGANIZATION

     New York

________________________________________________________________________________
  NUMBER OF    5.   SOLE VOTING POWER

   SHARES           150,000 shares                                          1.9%
               _________________________________________________________________
BENEFICIALLY   6.   SHARED VOTING POWER

  OWNED BY          423,000 shares                                          5.3%
               _________________________________________________________________
    EACH       7.   SOLE DISPOSITIVE POWER

  REPORTING         150,000 shares                                          1.9%
               _________________________________________________________________
   PERSON      8.   SHARED DISPOSITIVE POWER

    WITH            423,000 shares                                          5.3%
________________________________________________________________________________
9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     573,000 shares

________________________________________________________________________________
10. CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)

                                                                          [_]

________________________________________________________________________________
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

     7.2%

________________________________________________________________________________
12.  TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

     PN

________________________________________________________________________________


                                    10 of 33

CUSIP No. 674421201                    13G


________________________________________________________________________________
1.   NAMES OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

     Woodland Partners

________________________________________________________________________________
2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
                                                                 (a)  [_]
                                                                 (b)  [_]

________________________________________________________________________________
3.   SEC USE ONLY



________________________________________________________________________________
4.   CITIZENSHIP OR PLACE OF ORGANIZATION

     New York

________________________________________________________________________________
  NUMBER OF    5.   SOLE VOTING POWER

   SHARES           150,000 shares                                          1.9%
               _________________________________________________________________
BENEFICIALLY   6.   SHARED VOTING POWER

  OWNED BY          423,000 shares                                          5.3%
               _________________________________________________________________
    EACH       7.   SOLE DISPOSITIVE POWER

  REPORTING         150,000 shares                                          1.9%
               _________________________________________________________________
   PERSON      8.   SHARED DISPOSITIVE POWER

    WITH            423,000 shares                                          5.3%
________________________________________________________________________________
9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     573,000 shares

________________________________________________________________________________
10. CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)

                                                                          [_]

________________________________________________________________________________
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

     7.2%

________________________________________________________________________________
12.  TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

     PN

________________________________________________________________________________


                                    11 of 33

CUSIP No. 674421201                    13G


________________________________________________________________________________
1.   NAMES OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

     The Marilyn and Barry Rubenstein Family Foundation

________________________________________________________________________________
2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
                                                                 (a)  [_]
                                                                 (b)  [_]

________________________________________________________________________________
3.   SEC USE ONLY



________________________________________________________________________________
4.   CITIZENSHIP OR PLACE OF ORGANIZATION

     New York

________________________________________________________________________________
  NUMBER OF    5.   SOLE VOTING POWER

   SHARES           6,000 shares                                            0.1%
               _________________________________________________________________
BENEFICIALLY   6.   SHARED VOTING POWER

  OWNED BY          567,000 shares                                          7.2%
               _________________________________________________________________
    EACH       7.   SOLE DISPOSITIVE POWER

  REPORTING         6,000 shares                                            0.1%
               _________________________________________________________________
   PERSON      8.   SHARED DISPOSITIVE POWER

    WITH            567,000 shares                                          7.2%
________________________________________________________________________________
9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     573,000 shares

________________________________________________________________________________
10. CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)

                                                                          [_]

________________________________________________________________________________
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

     7.2%

________________________________________________________________________________
12.  TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

     OO

________________________________________________________________________________


                                    12 of 33

CUSIP No. 674421201                    13G


________________________________________________________________________________
1.   NAMES OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

     Marilyn Rubenstein

________________________________________________________________________________
2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
                                                                 (a)  [_]
                                                                 (b)  [_]

________________________________________________________________________________
3.   SEC USE ONLY



________________________________________________________________________________
4.   CITIZENSHIP OR PLACE OF ORGANIZATION

     United States

________________________________________________________________________________
  NUMBER OF    5.   SOLE VOTING POWER

   SHARES           0 shares                                                  0%
               _________________________________________________________________
BENEFICIALLY   6.   SHARED VOTING POWER

  OWNED BY          573,000 shares                                          7.2%
               _________________________________________________________________
    EACH       7.   SOLE DISPOSITIVE POWER

  REPORTING          0 shares                                                 0%
               _________________________________________________________________
   PERSON      8.   SHARED DISPOSITIVE POWER

    WITH            573,000                                                 7.2%
________________________________________________________________________________
9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     573,000 shares

________________________________________________________________________________
10. CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)

                                                                          [_]

________________________________________________________________________________
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

     7.2%

________________________________________________________________________________
12.  TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

     IN

________________________________________________________________________________


                                    13 of 33

CUSIP No. 674421201                    13G


________________________________________________________________________________
1.   NAMES OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

     Woodland Services Corp.

________________________________________________________________________________
2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
                                                                 (a)  [_]
                                                                 (b)  [_]

________________________________________________________________________________
3.   SEC USE ONLY



________________________________________________________________________________
4.   CITIZENSHIP OR PLACE OF ORGANIZATION

     New York

________________________________________________________________________________
  NUMBER OF    5.   SOLE VOTING POWER

   SHARES           0 shares                                                  0%
               _________________________________________________________________
BENEFICIALLY   6.   SHARED VOTING POWER

  OWNED BY          573,000 shares                                          7.2%
               _________________________________________________________________
    EACH       7.   SOLE DISPOSITIVE POWER

  REPORTING          0 shares                                                 0%
               _________________________________________________________________
   PERSON      8.   SHARED DISPOSITIVE POWER

    WITH            573,000                                                 7.2%
________________________________________________________________________________
9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     573,000 shares

________________________________________________________________________________
10. CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)

                                                                          [_]

________________________________________________________________________________
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

     7.2%

________________________________________________________________________________
12.  TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

     CO

________________________________________________________________________________


                                    14 of 33

CUSIP No. 674421201                    13G


________________________________________________________________________________
1.   NAMES OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

     Brian Rubenstein

________________________________________________________________________________
2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
                                                                 (a)  [_]
                                                                 (b)  [_]

________________________________________________________________________________
3.   SEC USE ONLY



________________________________________________________________________________
4.   CITIZENSHIP OR PLACE OF ORGANIZATION

     United States

________________________________________________________________________________
  NUMBER OF    5.   SOLE VOTING POWER

   SHARES           0 shares                                                  0%
               _________________________________________________________________
BENEFICIALLY   6.   SHARED VOTING POWER

  OWNED BY          6,000 shares                                            0.1%
               _________________________________________________________________
    EACH       7.   SOLE DISPOSITIVE POWER

  REPORTING          0 shares                                                 0%
               _________________________________________________________________
   PERSON      8.   SHARED DISPOSITIVE POWER

    WITH            6,000 shares                                            0.1%
________________________________________________________________________________
9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     6,000 shares

________________________________________________________________________________
10. CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)

                                                                          [_]

________________________________________________________________________________
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

     0.1%

________________________________________________________________________________
12.  TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

     IN

________________________________________________________________________________


                                    15 of 33

CUSIP No. 674421201                    13G


________________________________________________________________________________
1.   NAMES OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

     Rebecca Rubenstein

________________________________________________________________________________
2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
                                                                 (a)  [_]
                                                                 (b)  [_]

________________________________________________________________________________
3.   SEC USE ONLY



________________________________________________________________________________
4.   CITIZENSHIP OR PLACE OF ORGANIZATION

     United States

________________________________________________________________________________
  NUMBER OF    5.   SOLE VOTING POWER

   SHARES           0 shares                                                  0%
               _________________________________________________________________
BENEFICIALLY   6.   SHARED VOTING POWER

  OWNED BY          6,000 shares                                            0.1%
               _________________________________________________________________
    EACH       7.   SOLE DISPOSITIVE POWER

  REPORTING          0 shares                                                 0%
               _________________________________________________________________
   PERSON      8.   SHARED DISPOSITIVE POWER

    WITH            6,000 shares                                            0.1%
________________________________________________________________________________
9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     6,000 shares

________________________________________________________________________________
10. CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)

                                                                          [_]

________________________________________________________________________________
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

     0.1%

________________________________________________________________________________
12.  TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

     IN

________________________________________________________________________________


                                    16 of 33

Item 1.

           (a)    Objective Communications, Inc.

           (b)    Address of Issuer's Principal Executive Offices
                  50 International Drive
                  Portsmouth, New Hampshire 03801

                  Bridge Warrant ("Bridge Warrant"), expiring on November 22, 2001, entitling the holder thereof to purchase one share of Common Stock at $23.10 per share.

                  Series  A  Warrant  ("Series  A  Warrant"),   expiring  on
                  December  19,  2001,   entitling  the  holder  thereof  to
                  purchase one share of Common Stock at $28.00 per share.

                  1999 Warrant ("1999 Warrant"), expiring on June 15, 2004, entitling the holder thereof to purchase one share of Common Stock at $4.00 per share, exercisable as of June 15, 2000.

Item 2.

  1.       (a)    Name of Person Filing:     Applewood Associates, L.P.
           (b)    Address of Principal Business Office, or, if none, Residence:
                                        68 Wheatley Road
                                        Brookville, New York 11545
           (c)    Citizenship:          Not applicable.
           (d)    Title of Class of Securities:
                                        Common Stock, $0.01 par value per share.
           (e)    CUSIP Number:         674421201


    2.     (a)    Name of Person Filing:     Applewood Capital Corp.
           (b)    Address of Principal Business Office, or, if none, Residence:
                                        68 Wheatley Road
                                        Brookville, New York 11545
           (c)    Citizenship:          Not applicable.
           (d)    Title of Class of Securities:
                                        Common Stock, $0.01 par value per share.
           (e)    CUSIP Number:         674421201


    3.     (a)    Name of Person Filing:     Barry Rubenstein
           (b)    Address of Principal Business Office, or, if none, Residence:
                                        68 Wheatley Road
                                        Brookville, New York 11545
           (c)    Citizenship:          United States.
           (d)    Title of Class of Securities:
                                        Common Stock, $0.01 par value per share.
           (e)    CUSIP Number:         674421201


    4.     (a)    Name of Person Filing:     Irwin Lieber

           (b)    Address of Principal Business Office, or, if none, Residence:
                                        767 Fifth Avenue
                                        New York, New York 10153
           (c)    Citizenship:          United States.
           (d)    Title of Class of Securities:
                                        Common Stock, $0.01 par value per share.
           (e)    CUSIP Number:         674421201


    5.     (a)    Name of Person Filing:     Barry Fingerhut
           (b)    Address of Principal Business Office, or, if none, Residence:
                                        767 Fifth Avenue
                                        New York, New York 10153
           (c)    Citizenship:          United States.
           (d)    Title of Class of Securities:
                                        Common Stock, $0.01 par value per share.
           (e)    CUSIP Number:         674421201.


    6.     (a)    Name of Person Filing:     Seth Lieber
           (b)    Address of Principal Business Office, or, if none, Residence:
                                        767 Fifth Avenue
                                        New York, New York 10153
           (c)    Citizenship:          United States.
           (d)    Title of Class of Securities:
                                        Common Stock, $0.01 par value per share.
           (e)    CUSIP Number:         674421201.


    7.     (a)    Name of Person Filing:     Jonathan Lieber
           (b)    Address of Principal Business Office, or, if none, Residence:
                                        767 Fifth Avenue
                                        New York, New York 10153
           (c)    Citizenship:          United States.
           (d)    Title of Class of Securities:
                                        Common Stock, $0.01 par value per share.
           (e)    CUSIP Number:         674421201


    8.     (a)    Name of Person Filing:     Seneca Ventures
           (b)    Address of Principal Business Office, or, if none, Residence:
                                        68 Wheatley Road
                                        Brookville, New York 11545
           (c)    Citizenship:          Not applicable.
           (d)    Title of Class of Securities:
                                        Common Stock, $0.01 par value per share
           (e)    CUSIP Number:         674421201


    9.     (a)    Name of Person Filing:     Woodland Venture Fund
           (b)    Address of Principal Business Office, or, if none, Residence:
                                        68 Wheatley Road
                                        Brookville, New York 11545

           (c)    Citizenship:          Not applicable.
           (d)    Title of Class of Securities:
                                        Common Stock, $0.01 par value per share
           (e)    CUSIP Number:         674421201


    10.    (a)    Name of Person Filing:     Woodland Partners
           (b)    Address of Principal Business Office, or, if none, Residence:
                                        68 Wheatley Road
                                        Brookville, New York 11545
           (c)    Citizenship:          Not applicable.
           (d)    Title of Class of Securities:
                                        Common Stock, $0.01 par value per share
           (e)    CUSIP Number:         674421201


    11.    (a)    Name of Person Filing:     The Marilyn and Barry Rubenstein
                                             Family Foundation
           (b)    Address of Principal Business Office, or, if none, Residence:
                                        68 Wheatley Road
                                        Brookville, New York 11545
           (c)    Citizenship:          Not applicable.
           (d)    Title of Class of Securities:
                                        Common Stock, $0.01 par value per share
           (e)    CUSIP Number:         674421201


    12.    (a)    Name of Person Filing:     Marilyn Rubenstein
           (b)    Address of Principal Business Office, or, if none, Residence:
                                        68 Wheatley Road
                                        Brookville, New York 11545
           (c)    Citizenship:          Not applicable.
           (d)    Title of Class of Securities:
                                        Common Stock, $0.01 par value per share
           (e)    CUSIP Number:         674421201


    13.    (a)    Name of Person Filing:     Woodland Services Corp.
           (b)    Address of Principal Business Office, or, if none, Residence:
                                        68 Wheatley Road
                                        Brookville, New York 11545
           (c)    Citizenship:          Not applicable.
           (d)    Title of Class of Securities:
                                        Common Stock, $0.01 par value per share
           (e)    CUSIP Number:         674421201

14.        (a)    Name of Person Filing:     Brian Rubenstein
           (b)    Address of Principal Business Office, or, if none, Residence:
                                        36 Barstow Road
                                        Great Neck, New York 11021
           (c)    Citizenship:          Not applicable.
           (d)    Title of Class of Securities:
                                        Common Stock, $0.01 par value per share
           (e)    CUSIP Number:         674421201


    15.    (a)    Name of Person Filing:     Rebecca Rubenstein
           (b)    Address of Principal Business Office, or, if none, Residence:
                                        300 East 75th Street
                                        New York, New York 10021
           (c)    Citizenship:          Not applicable.
           (d)    Title of Class of Securities:
                  Common Stock, $0.01 par value per share
           (e)    CUSIP Number:         674421201


Item 3. If this statement is filed pursuant to ss.240.13d-1(b) or 240.13d-2(b) or (c), check whether the person is a:

           (a)      |_|      Broker or dealer registered under section 15 of the
                             Act (15 U.S.C.78o)

           (b)      |_|      Bank as defined in section 3(a)(6) of the Act
                             (15 U.S.C. 78c).

           (c)      |_|      Insurance company as defined in section 3(a)(19)
                             of the Act (15 U.S.C. 78c).

           (d)      |_|      Investment  company as defined in section  3(a)(19)
                             of the Act (15 U.S.C. 78c).

           (e)      |_|      An investment adviser in accordance with
                             ss.240.13d-1(b)(1)(ii)(E);

           (f)      |_|      An employee benefit plan or endowment fund in
                             accordance with ss.240.13d-1(b)(1)(ii)(F);

           (g)      |_|      A parent holding company or control person in
                             accordance with ss.240.13d-1(b)(1)(ii)(G);

           (h)      |_|      A savings  associations as defined in Section
                             3(b) of the  Federal  Deposit  Insurance  Act (12
                             U.S.C. 1813);

           (i)      |_|      A  church  plan  that is  excluded  from  the
                             definition of an investment company under section
                             3(c)(14)  of the  Investment  Company Act of 1940
                             (15 U.S.C. 80a-3);

           (j)      |_|      Group, in accordance with ss.240.13d-1(b)(1)(ii)
                             (J).

Item 4.    Ownership.

    1.     Applewood Associates, L.P. ("Applewood Associates"):

           (a)      Amount Beneficially Owned: 195,000(1,2,3) shares.
           (b)      Percent of Class:       2.5%
           (c)      Number of shares as to which such person has:
                    (i) sole power to vote or direct the vote: 195,000(1,2, 3) shares.
                    (ii)     shared power to vote or direct the vote: 0 shares.
                    (iii)    sole power to dispose or direct the disposition of:
                             195,000(1,2,3) shares.
                    (iv) shared power to dispose or direct the disposition of: 0 shares.

    2.     Applewood Capital Corp.:
           (a) Amount Beneficially Owned: 195,000(1,2,3,4) shares. Reporting person is a general partner of Applewood Associates.
           (b)      Percent of Class:       2.5%
           (c)      Number of shares as to which  such  person  has:
                    (i)      sole power to vote or direct the vote:  0 shares.
                    (ii) shared power to vote or direct the vote: 195,000 (1,2,3,4) shares.
                    (iii)    sole power to dispose or direct the disposition of:
                             0 shares.
                    (iv) shared power to dispose or direct the disposition of: 195,000(1,2,3,4) shares.

    3.     Barry Rubenstein:
           (a)      Amount   Beneficially   Owned:  768,000(1,2,3,4,5,6,7,8,9)
                    shares. Reporting person is a general partner of Applewood Associates, an officer and a director of Applewood Capital Corp., a general partner of Seneca Ventures, Woodland Venture Fund, and Woodland Partners, an officer and director of Woodland Services Corp. and a Trustee of The
                    Marilyn  and  Barry  Rubenstein  Family  Foundation.   Mr.
                    Rubenstein is the husband of Marilyn Rubenstein and the father of Brian Rubenstein and Rebecca Rubenstein.
           (b)      Percent of Class:        9.7%
           (c)      Number of shares as to which such person has:
                    (i)      sole power to vote or direct the vote: 162,000 3.5
                             shares.
--------
(1)  Includes 170,000 shares of Common Stock owned by Applewood Associates, L.P.

(2) Includes (i) 17,857 shares of Common Stock issuable upon the exercise of Bridge Warrants held by Applewood Associates, L.P., which Bridge Warrants are exercisable within sixty days of the date hereof and (ii) 7,143 shares of Common Stock issuable upon the exercise of Series A Warrants held by Applewood Associates, L.P., which Series A Warrants are exercisable within sixty days of the date hereof.

(3) Does not include shares of Common Stock issuable upon the exercise of the 1999 Warrants.

(4) The reporting person disclaims beneficial ownership of these securities except to the extent of his/her/its equity interest therein.

(5) Includes 162,000 shares of Common Stock held by the Barry Rubenstein Rollover IRA.

(6)  Includes 105,000 shares of Common Stock owned by Seneca Ventures.

(7)  Includes 150,000 shares of Common Stock owned by Woodland Venture Fund.

(8)  Includes 150,000 shares of Common Stock owned by Woodland Partners.

(9) Includes 6,000 shares of Common Stock owned by The Marilyn and Barry Rubenstein Family Foundation.

                    (ii)     shared   power  to  vote  or   direct   the   vote:
                             606,000(1,2,3,4,6,7,8,9) shares.
                    (iii) sole power to dispose or direct the disposition of: 162,000 (3,5) shares.
                    (iv) shared power to dispose or direct the disposition of: 606,000 (1,2,3,4,6,7,8,9) shares.

    4.     Irwin Lieber:
           (a) Amount Beneficially Owned: 195,000(1,2,3,4) shares. Reporting person is a general partner of Applewood Associates, and an officer and a director of Applewood Capital Corp.
           (b)      Percent of Class:         2.5%
           (c)      Number of shares as to which such person has:
                    (i)      sole power to vote or direct the vote: 0 shares.
                    (ii) shared power to vote or direct the vote: 195,000 (1,2,3,4) shares.
                    (iii)    sole power to dispose or direct the disposition of:
                             0 shares.
                    (iv) shared power to dispose or direct the disposition of: 195,000 (1,2,3,4) shares.

    5.     Barry Fingerhut:
          (a) Amount Beneficially Owned:195,000(1,2,3,4) shares. Reporting person is a general partner of Applewood Associates, and an officer and a director of Applewood Capital Corp.
           (b)      Percent of Class:         2.5%
           (c)      Number of shares as to which such person has:
                    (i)      sole power to vote or direct the vote: 0 shares.
                    (ii)     shared power to vote or direct the vote:
                             195,000 (1,2,3,4) shares.
                    (iii)    sole power to dispose or direct the disposition of:
                             0 shares.
                    (iv) shared power to dispose or direct the disposition of: 195,000 (1,2,3,4) shares.

    6.     Seth Lieber:
           (a) Amount Beneficially Owned:195,000(1,2,3,4) shares. Reporting person is a general partner of Applewood Associates, and an officer and a director of Applewood Capital Corp.
           (b)      Percent of Class:         2.5%
           (c)      Number of shares as to which such person has:
                    (i)      sole power to vote or direct the vote: 0 shares.
                    (ii) shared power to vote or direct the vote: 195,000 (1,2,3,4) shares.
                    (iii)    sole power to dispose or direct the disposition of:
                             0 shares.
                    (iv) shared power to dispose or direct the disposition of: 195,000 (1,2,3,4) shares.

    7.     Jonathan Lieber:
           (a) Amount Beneficially Owned:195,000(1,2,3,4) shares. Reporting person is a general partner of Applewood Associates, and an officer and a director of Applewood Capital Corp.
           (b)      Percent of Class:         2.5%
           (c)      Number of shares as to which such person has:
                    (i)      sole power to vote or direct the vote: 0 shares.
                    (ii) shared power to vote or direct the vote: 195,000 (1,2,3,4) shares.
                    (iii)    sole power to dispose or direct the disposition of:
                             0 shares.
                    (iv) shared power to dispose or direct the disposition of: 195,000(1,2,3,4) shares.

    8.     Seneca Ventures:
           (a)      Amount Beneficially Owned: 468,000(3,4,5,6,7,8,9) shares.
           (b)      Percent of Class:         7.2%
           (c)      Number of shares as to which such person has:
                    (i) sole power to vote or direct the vote: 105,000(3,6) shares.
                    (ii) shared power to vote or direct the vote: 468,000(3, 4,5,7,8,9) shares.
                    (iii)    sole power to dispose or direct the disposition of:
                             105,000(3,6) shares.
                    (iv) shared power to dispose or direct the disposition of: 468,000(3,4,5,7,8,9) shares.

    9.     Woodland Venture Fund:
           (a)      Amount Beneficially Owned: 573,000(3,4,5,6,7,8,9) shares.
           (b)      Percent of Class:         7.2%
           (c)      Number of shares as to which such person has:
                    (i) sole power to vote or direct the vote: 150,000(3,7) shares.
                    (ii) shared power to vote or direct the vote: 423,000(3, 4,5,6,8,9) shares.
                    (iii)    sole power to dispose or direct the disposition of:
                             150,000(3,7) shares.
                    (iv) shared power to dispose or direct the disposition of: 423,000(3,4,5,6,8,9) shares.

    10.    Woodland Partners:
           (a)      Amount Beneficially Owned: 573,000(3,4,5,6,7,8,9) shares.
           (b)      Percent of Class:         7.2%
           (c)      Number of shares as to which such person has:
                    (i) sole power to vote or direct the vote: 150,000(3,8) shares.
                    (ii) shared power to vote or direct the vote: 423,000(3, 4,5,6,7,9) shares.
                    (iii)    sole power to dispose or direct the disposition of:
                             150,000(3,8) shares.
                    (iv) shared power to dispose or direct the disposition of: 423,000(3,4,5,6,7,9) shares.

    11.    The Marilyn and Barry Rubenstein Family Foundation
           (the "Foundation"):
           (a)      Amount Beneficially Owned: 573,000(3,4,5,6,7,8,9) shares.
           (b)      Percent of Class:         7.2%
           (c)      Number of shares as to which such person has:
                    (i) sole power to vote or direct the vote: 6,000(3,9) shares.
                    (ii) shared power to vote or direct the vote: 567,000(3, 4,5,6,7,8) shares.
                    (iii)    sole power to dispose or direct the disposition of:
                             6,000(3,9) shares.
                    (iv) shared power to dispose or direct the disposition of: 567,000(3,4,5,6,7,8) shares.

    12.    Marilyn Rubenstein:
           (a) Amount Beneficially Owned: 573,000(3,4,5,6,7,8,9) Reporting person is a general partner of Woodland Partners, a Trustee of the Foundation and an officer of Woodland Services Corp. Marilyn Rubenstein is the mother of Brian Rubenstein and Rebecca Rubenstein.
           (b)      Percent of Class:         7.2%
           (c)      Number of shares as to which such person has:
                    (i)      sole power to vote or direct the vote: 0 shares.
                    (ii)     shared   power  to  vote  or   direct   the   vote:
                             573,000(3,4,5,6,7,8,9) shares.
                    (iii)    sole power to dispose or direct the disposition of:
                             0 shares.
                    (iv) shared power to dispose or direct the disposition of: 573,000(3,4,5,6,7,8,9) shares.

    13.    Woodland Services Corp.:
           (a) Amount Beneficially Owned: 573,000(3,4,5,6,7,8,9) shares. Reporting person is a general partner of Seneca Ventures and Woodland Venture Fund.
           (b)      Percent of Class:         7.2%
           (c)      Number of shares as to which such person has:
                    (i)      sole power to vote or direct the vote: 0 shares.
                    (ii)     shared   power  to  vote  or   direct   the   vote:
                             573,000(3,4,5,6,7,8,9)  shares.
                    (iii)    sole power to dispose or direct the disposition of:
                             0 shares.
                    (iv) shared power to dispose or direct the disposition of: 573,000(3,4,5,6,7,8,9) shares.

    14.    Brian Rubenstein:
           (a) Amount Beneficially Owned: 6,000(3,4,9) shares. Reporting person is a Trustee of the Foundation and the son of Barry and Marilyn Rubenstein.
           (b)      Percent of Class:         0.1%
           (c)      Number of shares as to which such person has:
                    (i)      sole power to vote or direct the vote: 0 shares.
                    (ii) shared power to vote or direct the vote: 6,000(3, 4,9) shares.
                    (iii)    sole power to dispose or direct the disposition of:
                             0 shares.
                    (iv) shared power to dispose or direct the disposition of: 6,000(3,4,9) shares.

    15.    Rebecca Rubenstein:
           (a) Amount Beneficially Owned: 6,000(3,4,9) shares. Reporting person is a Trustee of the Foundation and the daughter of Barry and Marilyn Rubenstein.
           (b)      Percent of Class:         0.1%

           (c)      Number of shares as to which such person has:
                    (i)      sole power to vote or direct the vote: 0 shares.
                    (ii) shared power to vote or direct the vote: 6,000 (3,4,9) shares.
                    (iii)    sole power to dispose or direct the disposition of:
                             0 shares.
                    (iv) shared power to dispose or direct the disposition of: 6,000(3,4,9) shares.

Item 5.    Ownership of Five Percent or Less of a Class.

     If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following. |_|

Instruction: Dissolution of a group requires a response to this item.

Item 6.    Ownership of More than Five Percent on Behalf of Another Person.

           Not Applicable.

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company.

           Not Applicable.

Item 8.    Identification and Classification of Members of the Group.

           See Exhibit A for Joint Filing Agreement.
           See Exhibit B for Brian Rubenstein - Power of Attorney. See Exhibit C for Rebecca Rubenstein - Power of Attorney.

Item 9.    Notice of Dissolution of Group.

           Not Applicable.

Item 10.   Certification.

           (b) The following certification shall be included if the statement is filed pursuant to ss.240.13d-1(c):

                    By signing below each party certifies that, to the best of his/her/its knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                                    SIGNATURE

     After reasonable inquiry and to the best of their knowledge and belief, each of the undersigned hereby certifies that the information set forth in this statement is true, complete and correct.

Date: June 25, 1999

                                    APPLEWOOD ASSOCIATES, L.P.

                                    By:      Barry Rubenstein
                                             -----------------------------------
                                             Barry Rubenstein, a General Partner


                                    APPLEWOOD CAPITAL CORP.


                                    By:    Irwin Lieber
                                           -------------------------------------
                                           Irwin Lieber, Secretary and Treasurer


                                           Barry Fingerhut
                                           -------------------------------------
                                           Barry Fingerhut


                                           Barry Rubenstein
                                           -------------------------------------
                                           Barry Rubenstein


                                           Irwin Lieber
                                           -------------------------------------
                                           Irwin Lieber


                                           Seth Lieber
                                           -------------------------------------
                                           Seth Lieber


                                           Jonathan Lieber
                                           -------------------------------------
                                           Jonathan Lieber

                                    WOODLAND PARTNERS


                                    By:    Barry Rubenstein
                                           ------------------------------------
                                           Barry Rubenstein, a General Partner


                                    SENECA VENTURES


                                    By:    Barry Rubenstein
                                           -------------------------------------
                                           Barry Rubenstein, a General Partner


                                    WOODLAND VENTURE FUND


                                    By:    Barry Rubenstein
                                           -------------------------------------
                                           Barry Rubenstein, a General Partner


                                    WOODLAND SERVICES CORP.


                                    By:    Barry Rubenstein
                                    --------------------------------------------
                                           Barry Rubenstein, President


                                    THE MARILYN AND BARRY RUBENSTEIN
                                    FAMILY FOUNDATION


                                    By:    Barry Rubenstein
                                           -------------------------------------
                                           Barry Rubenstein, a Trustee

                                           Marilyn Rubenstein
                                           -------------------------------------
                                            Marilyn Rubenstein


                                                   *
                                           -------------------------------------
                                           Brian Rubenstein


                                                   *
                                           -------------------------------------
                                           Rebecca Rubenstein


* Barry Rubenstein
  -----------------------------------------
  Barry Rubenstein, Attorney-in-Fact





Attention:        Intentional misstatements or omissions of fact constitute
                  Federal criminal violations (See 18 U.S.C. 1001)

Exhibit A



                             JOINT FILING AGREEMENT

     In accordance with Rule 13d-1 under the Securities Exchange Act of 1934, as amended, the undersigned hereby agree to the joint filing on behalf of each of them of a statement on Schedule 13G (including amendments thereto) with respect to the Common Stock, $0.01 par value per share, of Objective Communications, Inc. and that this Agreement be included as an Exhibit to such joint filing.

     IN WITNESS WHEREOF, the undersigned hereby execute this Agreement this 25th day of June, 1999. APPLEWOOD ASSOCIATES, L.P.

                                    By:    Barry Rubenstein
                                           -------------------------------------
                                           Barry Rubenstein, a General Partner


                                    APPLEWOOD CAPITAL CORP.


                                    By:    Irwin Lieber
                                           -------------------------------------
                                           Irwin Lieber, Secretary and Treasurer


                                           Barry Fingerhut
                                           -------------------------------------
                                           Barry Fingerhut

                                           Barry Rubenstein
                                           -------------------------------------
                                           Barry Rubenstein

                                           Irwin Lieber
                                           -------------------------------------
                                           Irwin Lieber

                                           Seth Lieber
                                           -------------------------------------
                                           Seth Lieber

                                           Jonathan Lieber
                                           -------------------------------------
                                           Jonathan Lieber

                                    WOODLAND PARTNERS


                                    By:    Barry Rubenstein
                                           -------------------------------------
                                           Barry Rubenstein, a General Partner


                                    SENECA VENTURES


                                    By:    Barry Rubenstein
                                           -------------------------------------
                                           Barry Rubenstein, a General Partner

                                    WOODLAND VENTURE FUND


                                    By:    Barry Rubenstein
                                           -------------------------------------
                                           Barry Rubenstein, a General Partner


                                    WOODLAND SERVICES CORP.


                                    By:    Barry Rubenstein
                                           -------------------------------------
                                           Barry Rubenstein, President


                                    THE MARILYN AND BARRY RUBENSTEIN
                                    FAMILY FOUNDATION


                                    By:    Barry Rubenstein
                                           -------------------------------------
                                           Barry Rubenstein, a Trustee

                                           Marilyn Rubenstein
                                           -------------------------------------
                                           Marilyn Rubenstein


                                                   *
                                           -------------------------------------
                                           Brian Rubenstein


                                                   *
                                           -------------------------------------
                                           Rebecca Rubenstein


*  Barry Rubenstein
   ----------------------------------------
   Barry Rubenstein, Attorney-in-Fact

                                                                       Exhibit B

                                POWER OF ATTORNEY

     KNOW ALL MEN BY THESE PRESENTS, that the person whose signature appears below constitutes and appoints BARRY RUBENSTEIN, his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all statements and reports required under Section 13(d) of the Securities Exchange Act of 1934, as amended, including, without limitation, Schedule 13D and all amendments of all such statements and/or reports, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission and with such other parties as may be required, granting unto said attorney-in-fact and agent, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent or any of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue thereof.

     IN WITNESS WHEREOF, I have hereunto set my hand this 25th day of June, 1999.






                                                              Brian Rubenstein
                                                          ----------------------
                                                          Brian Rubenstein

                                                                       Exhibit C

                                POWER OF ATTORNEY

     KNOW ALL MEN BY THESE PRESENTS, that the person whose signature appears below constitutes and appoints BARRY RUBENSTEIN, her true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for her and in her name, place and stead, in any and all capacities, to sign any and all statements and reports required under Section 13(d) of the Securities Exchange Act of 1934, as amended, including, without limitation, Schedule 13D and all amendments of all such statements and/or reports, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission and with such other parties as may be required, granting unto said attorney-in-fact and agent, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as she might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent or any of them, or their or her substitute or substitutes, may lawfully do or cause to be done by virtue thereof.

     IN WITNESS WHEREOF, I have hereunto set my hand this 25th day of June, 1999.









                                                            Rebecca Rubenstein
                                                          ----------------------
                                                          Rebecca Rubenstein